Exhibit 10.3

INDEPENDENT DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), made as of August 7, 2025, between MercadoLibre, Inc. (the “Company”), a Delaware corporation, with its principal offices at Dr. Luis Bonavita 1294, Of. 1733, Tower II Montevideo, Uruguay, 11300, and [_______] (the “Participant”).
WHEREAS, the Company has adopted and maintains and the shareholders of the Company have approved the Amended and Restated 2009 Equity Compensation Plan (the “Plan”) to further the growth and success of the Company and to provide a means of rewarding outstanding performance;
WHEREAS, the Plan permits the award of equity-based or equity-related awards settleable in shares of Common Stock of the Company to Participants in the Plan (including independent members of the Board of Directors of the Company (the “Board”));
WHEREAS, on July 29, 2025, the Board approved the award and issuance of restricted stock units settleable in shares of Common Stock to the current and future independent directors of the Company (collectively, the “Independent Directors” and each, an “Independent Director”) of the Board;
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Award of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby awards to the Participant [●] restricted stock units with respect to shares of Common Stock (the “RSUs”) as compensation for the Participant’s services as an Independent Director during the period from the annual meeting of the Company’s shareholders in 2025 until immediately prior to the annual meeting of the Company’s shareholders in 2026 (the “Service Period” and the date of the annual meeting of the Company’s shareholders in 2026, the “Vesting Date”).

2.Grant Date. The Grant Date of the RSUs hereby awarded is August 7, 2025.

3.Vesting; Forfeiture.

(a)Subject to the Participant’s continuous service as an Independent Director of the Board through the Service Period, the RSUs will vest in full on the Vesting Date.

(b) Subject to the provisions of the Plan and this Section 3, in the event that the Participant’s service on the Board terminates during the Service Period and prior to the Vesting Date, a pro-rata number of RSUs (determined by multiplying the total number of RSUs granted hereunder by a fraction, the numerator of which is the number of days elapsed in the Service Period prior to such termination of service and the denominator of which is the total number of days in the Service Period) will immediately vest and the remainder will be immediately forfeited and canceled at the time of such termination. Any RSUs that vest in accordance with this Section 3(b) shall be settled within 30 days following the Vesting Date in accordance with Section 5 below.

(c)In the event that the Participant is removed from the Board at any point during the Service Period, all RSUs will immediately be forfeited and canceled at the time of such removal.

(d)In the event of the Participant’s death or disability (as such term is defined in Treasury Regulation Section 1.409A-3(i)(4)), all RSUs will immediately vest on the date of such death or disability and settled within 30 days following the Vesting Date in accordance with Section 5 below.

(e)All RSUs will vest immediately prior to a Material Transaction and be settled within 30 days thereafter (provided, however, that if such Material Transaction does not constitute an event described under Treasury Regulation Section 1.409A-3(i)(5), such RSUs shall be settled within 30 days following the originally scheduled Vesting Date in accordance with Section 5 below).

4.Share Certificates. Upon the settlement of the vested RSUs, the Participant has the right to choose to have a share certificate issued in the Participant’s name, to have the shares of Common Stock transferred to a brokerage account of the Participant’s choice or to have the shares of Common Stock held in book-entry format with the Company’s transfer agent, Computershare. The Participant will also be paid an amount in cash for any fractional share of Common Stock that would otherwise be issuable in settlement of any RSUs in lieu of such fractional share of Common Stock, with such amount of cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the average price paid by the Company to repurchase Common Stock on August 7, 2025.
5.Settlement of RSUs. Except as set forth in Section 3 above, no later than 30 days following the Vesting Date, the Company will issue to the Participant one share of Common Stock for each vested RSU. The Company shall be entitled to require as a condition of delivery of shares of Common Stock that the Participant remit or, in appropriate cases, agree to remit if and when due, an amount sufficient to satisfy any and all current or estimated future tax obligations, whether in the United States or otherwise, including, but not limited to, Federal, state and local income tax withholding obligations and any other tax obligations or requirements of any applicable jurisdiction or taxing authority. Notwithstanding the foregoing, subject to any conditions deemed appropriate from time to time by the Compensation Committee of the Board (the “Committee”) (including suspension of the right to elect deferrals or to make changes to any existing deferral election), the Participant may elect to defer the delivery of the Common Stock to be delivered in settlement of the RSUs using such deferral election form as approved by the Committee from time to time.

6.No Rights as a Shareholder; Dividend Equivalents. Neither the RSUs nor this Agreement shall entitle the Participant to any voting rights or other rights as a shareholder of the Company unless and until shares of Common Stock have been issued in settlement thereof. On the date of settlement of an RSU the Company will pay to the Participant a cash amount equal to the product of (a) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 9 of the Plan), if any, paid on shares of Common Stock from the Grant Date to the settlement date and (b) the number of shares of Stock delivered to the Participant on such settlement date (including for this purpose any shares of Common Stock which would have been delivered on such settlement date but for being withheld to satisfy tax withholding obligations).

7.Non-Assignability. Except as expressly provided in the Plan or herein, RSUs shall not be assigned, transferred, pledged or encumbered, and any purported assignment, transfer, pledge or encumbrance shall be null and void.

8.Section 409A. This Agreement constitutes “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”). This Agreement, any deferral election made in accordance with Section 5 above and the Plan provisions that apply to this Award are intended to comply with Section 409A and shall be interpreted, administered and construed in a manner consistent with such intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern, and in the case of any conflict or potential inconsistency between this Section 8 and the other provisions of this Agreement, this Section 8 shall govern. The Company shall have no liability to the Participant if the Award is subject to the additional tax and penalties under Section 409A.
9.Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Board’s right to amend, modify or terminate the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

10.Governing Law. This Agreement, the Plan and all rights under this Agreement and the Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

11.Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and that all decisions, determinations and interpretations of the Committee or the Company in respect of this Agreement shall be final, conclusive and binding.

12.Incorporation of Plan; Company Policy. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provisions hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan. Any grant of RSUs shall be permitted only to the extent permitted by the Company’s policy regarding insider trading or any successors to that policy.

13.Entire Agreement. This Agreement represents the final, complete and total agreement of the parties hereto respecting the Restricted Stock and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Restricted Stock and such matters.
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IN WITNESS WHEREOF, MercadoLibre, Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, THEREBY REPRESENTING THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THE PLAN, as of the day and year first above written.

MERCADOLIBRE, INC.

By: _________________
Name: Juan Martín de la Serna
Title: Executive Officer

By: ________________
Name:
Title: Independent Director